KRYS BOYLE FREEDMAN & SAWYER, P.C.
                                Attorneys at Law
                 600 Seventeenth Street, Suite 2700, South Tower
                             Denver, Colorado 80202
                        (303) 893-2300 FAX (303) 893-2882


                                December 14, 1999


Bion Environmental Technologies, Inc.
555 Seventeenth Street, Suite 3310
Denver, Colorado  80202

     Re:  SEC Registration Statement on Form S-8

Gentlemen:

     We are counsel for Bion Environmental Technologies, Inc., a Colorado corporation (the "Company"), in connection with its registration under the Securities Act of 1933, as amended (the "Act"), of an additional 1,159,974 shares of common stock which may be issued upon the exercise of options granted under the Company=s 1994 Incentive Plan through a Registration Statement on Form S-8 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

     (1) Articles of Incorporation of the Company as filed with the Secretary of State of the State of Colorado, as amended.

     (2) Minute book containing the written deliberations and resolutions of the Board of Directors and Shareholders of the Company.

     (3)  The Registration Statement.

     (4) The exhibits to the Registration Statement to be filed with the Commission.

     We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

     Based upon the foregoing and in reliance thereon, it is our opinion that the 864,516 additional shares of the Company's no par value common stock which may be issued under the 1994 Incentive Plan will, upon the purchase, receipt of full payment, issuance and delivery in accordance with the terms of such agreement, be duly and validly authorized, legally issued, fully paid and non-assessable.

     Stanley F. Freedman, the sole owner of an entity which is a member of this firm, is the owner of 7,091 shares of common stock of the Company and the holder of a currently exercisable option to purchase an additional 40,000 shares at an exercise price of $2.00 per share. The subject option will expire on December 31, 2001. In addition, Mr. Freedman is the owner of a Z warrant to purchase 6,636 additional shares at an exercise price of $13.50 per share during the period commencing on January 1, 2000 and ending on December 31, 2001.


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December 14, 1999
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the referenced Registration Statement on Form S-8.

                                     Very truly yours,

                                     KRYS BOYLE FREEDMAN & SAWYER, P.C.



                                     By:  /s/ Stanley F. Freedman, P.C.
                                         Stanley F. Freedman, P.C.